Vail Resorts Inc.
Transaction Schedule
From 09-19-03 To 10-06-03

                                                                   Exec.
      Date          Account ID      Activity      Quantity         Price
    --------       ------------    ----------    ----------      ---------

    09-19-03       bamco           sale            20,000        15.3955
    09-22-03       bamco           sale           690,000        15.6700
    09-24-03       bamco           sale             7,300        15.4222
    09-25-03       bamco           sale            13,800        14.5917
    09-26-03       bamco           sale             3,000        14.8500
    09-26-03       bamco           sale             9,300        14.7673
    09-29-03       bamco           sale            16,600        14.4348
    09-30-03       bamco           sale            15,000        14.0993
    10-01-03       bamco           sale             3,200        14.3625
    10-02-03       bamco           sale            21,800        14.0500